Exhibit 10.8(a)

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of January 29, 2009 (the “Effective Date”), by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”), and William F. Weissman, a resident of the State of Illinois (the “CFO”).

PRELIMINARY STATEMENTS

The Company and the CFO entered into an Executive Employment Agreement (the “Agreement”), dated July 30, 3007, which is in full force and effect as of the date of this Amendment.

The Company and the CFO desire to amend the Agreement in certain respects as set forth on this Amendment.

AGREEMENT

In consideration of the premises and the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Stock Option Grant.

The following is hereby added as Section 3(h) of the Agreement:

(h) On or about February 27, 2009, provided that the CFO is then still employed by the Company, the CFO shall be granted an Option (the “Option”) under the Rubicon Technology, Inc. Stock Option Plan (the “Plan”), to purchase 100,000 shares of common stock, with a par value of $0.001 per share, of the Company (collectively, the “Common Shares”) at a purchase price per Common Share determined in accordance with the Plan on the date of the grant, which shall vest as provided by the Option Agreement (as defined below). The Option is subject to normal dilution in the event of further issuances (or deemed issuances) of capital stock by the Company. The Option shall also he subject to all of the terms and conditions under the Plan and that certain Option Agreement attached hereto as Exhibit 3(c) (the “Option Agreement”). Notwithstanding the foregoing sentence, in the event that the CFO’s employment with the Company is terminated without Cause (pursuant to Section 4(b)) or voluntarily for Good Reason (pursuant to Section 4(d)), any vesting provisions relating to the option in the Option Agreement shall he accelerated by rounding up to the next full vesting year, without any further action by the parties hereto; provided, however, that the CFO executes and delivers to the Company a complete release of all claims that the CFO may have against the Company in form and substance, reasonably acceptable to the Company.

Section 2. Resignation for Good Reason.

Section 4(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

(e) Resignation for Good Reason. Notwithstanding Section 4(c), the CFO may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least thirty (30) days prior to the Resignation Date, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason and the Company shall have sixty (60) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. In the event of a termination for Good Reason, the CFO shall be entitled to (i) payment of that portion of the CFO’s Annual Salary that the CFO earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time; (ii) any bonus declared prior to the Resignation Date that remains unpaid; (iii) payment of that portion of CFO’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Resignation Date and continuing for the six-month period thereafter; and (iv) accelerated vesting of the Option pursuant to Section 3(c) and Section 3(h); provided, however, that the CFO executes and delivers to the Company a complete release of all claims that the CFO may have against the Company in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to the CFO under Section 3(e) throughout the period commencing on the Termination Date and continuing for the six-month period thereafter. Except as provided herein or required by applicable law, the CFO shall not be entitled to any other compensation or benefits. With respect to the payments to he made to the CFO by the Company under this subsection (d), such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes; payroll deductions and withholdings required by law. For purposes of this Agreement, “Good Reason” means the resignation of the CFO’s employment by the Company by the CFO, because of (A) any material reduction in the CFO’s Annual Salary then in effect in a manner that is not permitted under Section 3(a) hereof, or material diminution of the benefits outlined in Section 3 above, other than a reduction applicable to all other similarly situated participants, (B) a substantial diminution in the duties, responsibilities or titles of the CFO, but only if uncured in accordance with the foregoing provisions hereof, or (C) being required by the Board to relocate (for a period longer than six (6) consecutive months) greater than 100 miles from the Chicago, Illinois metropolitan area in order to maintain employment with the Company pursuant to this Agreement.

Section 3. Savings Clause

The following is hereby added as Section 4(h) of the Agreement:

(h) This paragraph 4(h) shall apply as long as the CFO is a specified employee for purposes of Section 409A of the Code. The determination of whether the CFO is a “specified employee” shall be made in accordance with the policy of the Company or, if none, under the default rules in Section 1.409A-1(i) of the Treasury Regulations. Any amount otherwise payable to the CFO on account of the CFO’s separation from service as defined in Section 1.409A-1(h) of the Treasury Regulations that exceeds the limit provided in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations shall not be paid before the date which is 6 months and a day after the date of the CFO’s separation from service (or, if earlier, the date of the CFO’s death). Upon the expiration of the six-month deferral period referred to in the preceding sentence or the CFO’s death, all payments deferred pursuant to the preceding sentence shall be paid to the CFO (or the CFO’s estate in the event of the CFO’s death) in a lump sum.

Section 4. Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Amendment is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Amendment.

Section 5. Amendment. This Amendment may not be modified, amended, or waived in any manner except by a written instrument signed by both parties to this Amendment.

Section 6. Waiver. The waiver by any party of compliance by any other party with any provision of this Amendment shall not operate or be construed as a waiver of any other provision of this Amendment (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Amendment. Performance by any of the parties of any act not required of it under the terms and conditions of this Amendment shall not constitute a waiver of the limitations on its obligations under this Amendment, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 7. Governing Law. This Amendment shall be governed, construed and enforced in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws of such State.

Section 8. Notices. All notices required or desired to be given under this Amendment shall be in writing and shall be deemed to have been given if delivered in person and receipted for by the party to whom the notice is directed; mailed by certified or registered United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Amendment; or delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Company, to:	Board of Directors
Rubicon Technology, Inc.
9931 Franklin Avenue
Franklin Park, Illinois 60131

If to the CFO, to: William F. Weissman
26W156 Jerome Ave
Wheaton, IL 60187

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 9. Prior Agreements. This Amendment is a complete and total integration of the understanding of the parties related to the amendment of the Agreement and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Amendment.

Section 10. Headings. The headings of the sections of this Amendment are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Amendment.

Section 11. Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same agreement.

Section 12. CFO Acknowledgments.

(a) The CFO Has Read the Document. The CFO acknowledges and agrees that he has carefully read this entire Amendment and has been given sufficient opportunity to discuss this Amendment with the Company before signing.

(b) The CFO Has Had an Opportunity to Consult with Others. The CFO acknowledges and agrees that he has been given an adequate opportunity to consult with his lawyer, accountant, tax advisor, spouse and other persons he deems appropriate concerning this Amendment and the terms and conditions hereof.

(c) CFO Has a Copy. The CFO acknowledges and agrees that he has been given a copy of this Amendment.

(d) Signing is Acceptance. By signing, the CFO agrees to accept all of the terms and conditions of this Amendment and understands that the Company is relying upon the CFO’s stated acceptance of such terms and conditions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

“COMPANY”		“CFO”

RUBICON TECHNOLOGY, INC.

By:	/s/ Raja Parvez	/s/ William F. Weissman
	Raja Parvez, President	William F. Weissman